EXHIBIT 99

Private Securities Litigation Reform Act of 1995

Safe Harbor Compliance Statement for Forward-Looking Statements

All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. Important factors upon which the Company’s forward-looking statements are premised include: (a) continued growth at rates approximating recent levels for card-based payment transactions, consumer money transfer transactions and other product markets; (b) successful conversions under service contracts with major clients; (c) renewal of material contracts in the Company’s business units consistent with past experience; (d) timely, successful and cost-effective implementation of processing systems to provide new products, improved functionality and increased efficiencies; (e) successful and timely integration of significant businesses and technologies acquired by the Company and realization of anticipated synergies; (f) continuing development and maintenance of appropriate business continuity plans for the Company’s processing systems based on the needs and risks relative to each such system; (g) absence of consolidation among client financial institutions or other client groups, which has a significant impact on FDC client relationships and no material loss of business from significant customers of the Company; (h) achieving planned revenue growth throughout the Company, including in the merchant alliance program, which includes some joint ventures not under the sole control of the Company and which act independently of each other, and successful management of pricing pressures through cost efficiencies and other cost-management initiatives; (i) successfully managing the credit and fraud risks in the Company’s business units and the merchant alliances, particularly in the context of the developing e-commerce markets; (j) anticipation of and response to technological changes, particularly with respect to e-commerce; (k) attracting and retaining qualified key employees; (l) no unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting FDC’s businesses that require significant product redevelopment efforts, reduce the market for or value of its products or render products obsolete; (m) continuation of the existing interest rate environment so as to avoid increases in selling agent commissions and corresponding decreases in revenue related to Payment Services’ products, and increases in interest on the Company’s borrowings; (n) absence of significant changes in foreign exchange spreads on retail money transfer transactions, particularly in high-volume corridors, without a corresponding increase in volume or consumer fees; (o) continued political stability in countries in which Western Union has material operations; (p) implementation of Western Union agent agreements with governmental entities according to schedule and no interruption of relations or loss of license in countries in which Western Union has or is implementing material agent agreements; (q) no unanticipated developments relating to previously disclosed lawsuits, investigations or similar matters; (r) successful management of any impact from slowing economic conditions or consumer spending; (s) no catastrophic events that could impact the Company’s or its major customer’s operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending; (t) no material breach of security of any of our systems; and (u) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection.